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                                                                      EXHIBIT 99

EXCERPTED QUESTION FROM HOME LOAN FINANCIAL CORPORATION'S DIRECTOR AND OFFICER QUESTIONNAIRE

         16. RESIGNATIONS OF DIRECTORS. Has any director of the Company resigned or declined to stand for re-election to the board of directors of the Company since the date of the last annual meeting of shareholders because of a disagreement with the Company on any matter relating to the Company's operations, policies, or practices?

MR. MAUCH'S RESPONSE

Yes-Robert Mauch.

I have decided not to stand for re-election at the coming annual meeting. This decision is due to my having some different views of operations, policy and practices of the company. Although these differences may / may not be significant they do exist and I feel that it is better for the Company and me to end my position as a director.